Exhibit 6.2

CONSULTANT AGREEMENT

This Consultant Agreement (hereinafter “Agreement”), dated effective as of May 1, 2020 (“Effective Date”) is entered into between CleanCo Bioscience Group LLC (hereinafter “the Company”), and Jason DiBona (hereinafter “Consultant.”)

RECITALS

WHEREAS, the Company is in the business of researching, developing, designing, implementing, certifying, qualifying and registering with regulatory agencies (e.g., Unites States Food and Drug Administration [“FDA”] and United States Federal Aviation Administration [“FAA”]), manufacturing, distributing, selling, and licensing proprietary systems, products, components, devices and technology relating to the effective reduction, removal and/or elimination of airborne pathogens (e.g., viral, bacterial, and fungal) from various types of spaces and environments, including those occupied by human beings (collectively the “CleanCo Business”);

WHEREAS, the Company has and owns CleanCo Business proprietary information, including, but not limited to, patents, patent applications, trade secrets, know-how, trademarks, services marks, copyrights and works for hire;

WHERAS, the Company has transitioned the CleanCo Business’s primary focus of research and product development and to business and consumer commercialization of the Company’s proprietary systems, products, components, and devices, including, but not limited to, manufacturing, distribution, sale, and technology licensing, and desires to retain Consultant as an independent contractor (Form1099) Acting Chief Executive Officer (“CEO”) reporting to the Company’s Executive Chairman of the Board (“ECB”);

WHEREAS, Consultant is a self-employed independent contractor executive with extensive experience operating private companies in the healthcare/medical product related industries, including experience in the solicitation, lobbying, FDA registration and certification, marketing and promotion, manufacturing, supply, distribution, sales and licensing of commercial and consumer products, components, and devices for use in the healthcare/medical related industries; and

WHEREAS, Consultant desires to accept an engagement by Company as an independent 1099 contractor to the Company in the capacity as the CEO.

NOW, THEREFORE, in consideration of the mutual covenants provided herein, and the above Recitals, Consultant and Company agree as follows:

SERVICES OF CONSULTANT

During the Term, Consultant agrees to provide Company and the CleanCo Business with independent contractor CEO services to include: (i) leading the effort to develop Company business plans and budgets and “go-to-market” strategies; (ii) responsibility for the preparation and production of financial statements (e.g., Balance Sheet, Income Statement and Cash Flow Analysis, with quarterly projections); (iii) interface and lead the effort for vetting the CleanCo Business technology, and the commercial and consumer applications of same; (iv) leading the effort for submission, registration, and certification, as applicable, of the CleanCo Business’s systems, products, components and devices with the FDA [including emergency use authorizations for expediting access to the public] and the FAA; (V) leading the effort to document and demonstrate the CleanCo Business’s product(s) capability to reduce the bio-burden in occupied environments (clinical and non-clinical) through successful studies and trials using CleanCo Business products; (vi) evaluation, developing, planning, creating work flows, and developing processes and costings for electronic and manufactured product certifications from appropriate and applicable certification authorities (e.g., UL, RoHS, ISO, FCC, etc.); (vii) interfacing and working with individuals designated by the ECB on a recurring and regular basis in furtherance of the buildout and promotion of the CleanCo Business and its organizational structure; and (viii) such other assignments as may be requested from time to time by the ECB and/or the Company’s Board of Managers (hereinafter collectively the “Services.”)

The Consultant shall devote such time, energy and skill on a regular and consistent basis as is necessary to competently be available for, and to carry out, the Services during the Term (and any extensions thereof) of this Agreement using his discretion and expertise, all in accordance with applicable laws.

COMPENSATION, TERM, EXSPENSE REIMBURSEMENT, AND NOTICE

In consideration for the Services, Company agrees to pay Consultant a flat consulting service fee of $25,000.00 per month (the “Monthly Consultant Fee”) commencing on May 1, 2020, and thereafter per calendar month, ending on November 30, 2020 (the “Term”). The Company shall pay Consultant the Monthly Consultant Fee in arrears on the first of the month following the preceding calendar month during which consulting Services were provided under this Agreement.

In addition to the Monthly Consultant Fee, the Company shall also reimburse Consultant for the reasonable amount of all out of pocket third party expenses incurred by Consultant to the extent (i) such individual expense, if greater than $500.00, is first approved in advance by Company’s ECB or Board of Managers before incurrence by Consultant and thereafter supported by proper receipts and documentation as requested by Company, and (ii) such out of pocket expenses are necessarily and reasonably incurred due to the specific nature of Consultant providing the Services. All domestic air travel by Consultant shall be by coach class fares and international by business class air fare. Consultant expense reimbursement invoices shall be submitted by Consultant to Company for review and scheduling of payment on a calendar monthly basis. Consultant expense reimbursement invoices submitted in accordance with this Agreement shall be due for payment by the Company within 30 days of Company’s receipt.

Consultant will provide Company ECB and/or Board of Managers during the Term (and any extension thereof) bi-weekly written reports setting forth the general nature of the Services and status of all negotiations provided, rendered or held during such period involving Consultant, including the names of companies/agencies communicated with and the identities of the individuals contacted thereat. Consultant will invoice Company at the beginning of each month for the Monthly Service Fee and the Company will pay the Consultant within thirty (30) days following such receipt of Consultant’s invoice.

The Term of this Agreement shall be for an period of six (6) months commencing on the Effective Date. This Agreement will automatically extend for one (1) month periods following the expiration of the Term, unless sooner terminated by either the Company or the Consultant by written notice (email acceptable) to the other party prior to the end of the Term or, with respect to any monthly extension, prior to the end of such monthly extension.

All notices, requests, demand or other communications required or permitted by this Agreement will be given in writing and delivered to the parties hereto at the following addresses and/or emails:

Company

CleanCo Bioscience Group, LLC

3825 PGA Blvd., Suite 1005,

Palm Beach Gardens, Florida 33410

Email: AMIN.KHOURY@KLXENERGY.COM

WITH COPY TO: GC RMP@outlook.com

Consultant

Jason DiBona

38 61st Place

Long Beach, CA 90803

Email: jadibona@gmail.com

Telephone: 1-(407)-383-6043

or to such other address as either party may from time to time notify the other, and will be deemed to be properly delivered (a) immediately upon being served personally, (b) two days after being deposited with the postal service if served by registered mail, or (c) the following day (i) after being deposited with an overnight courier or (ii) if sent to by email to the email address provided in this Agreement for such party.

RELATIONSHIP OF THE PARTIES

Consultant acknowledges and agrees that Consultant enters into this Agreement as, and shall continue to be, an independent contractor acting CEO pursuant to the terms and conditions of this Agreement, and that he shall not be, nor hold himself out as, an employee, principal, or partner of Company or any of its subsidiaries or affiliates for any purpose. Consultant has no authority to bind the Company in any contractual manner, or to represent to others that the relationship between Company and Consultant is other than as that of an independent contractor acting CEO representative with respect to the Services. All agreements to be entered into by Consultant on behalf of the Company as its acting CEO shall be first presented to the Company’s ECB (and if not available then to the Company’s Board of Managers or acting General Counsel) for approval of form and content, as well as for the authority for Consultant to enter into them on behalf of the Company, which authorization Consultant must receive in writing (email acceptable) from the Company ECB, Board of Managers or Company acting General Counsel prior to entering into or otherwise signing such agreement/document.

Company shall have no obligation or liability to Consultant for any benefits accorded to the Company’s full-time employees, including but not limited to the provision of or payment for any fringe benefits, medical expense reimbursement, health insurance, disability insurance, life insurance, pension, profit sharing or other retirement plan, contribution, or expense, social security, taxes, vacation pay, sick pay, workers’ compensation insurance, general or professional liability insurance, or other similar items in connection with Consultant’s retention by and engagement under this Agreement, all of which costs and expenses incurred by Consultant will be borne solely by Consultant. Consultant shall be responsible for providing, at Consultant’s own expense, and in Consultant’s name, disability, worker’s compensation or other insurance, as well as licenses usual or necessary for performing the Services.

Consultant further acknowledges and agrees that Company shall have no responsibility to (i) withhold any federal or state income taxes; (ii) withhold federal social security tax (FICA); (iii) pay any federal or state unemployment taxes for the account of Consultant; or (iv) pay workers’ compensation insurance premiums for coverage for Consultant. The Consultant is responsible for and will pay all taxes on all amounts paid to Consultant by Company, including all applicable federal or state income taxes, federal social security taxes and federal or state unemployment taxes. As an inducement for Company to enter into this Agreement, Consultant hereby agrees to indemnify, defend and hold harmless Company and its equity holders, officers, managers, and employees from and against any actual out-of-pocket costs, expenses, or damages arising from any determination by the Internal Revenue Service or any other federal or state agency that Company is required to withhold or pay payroll taxes or to provide workers’ compensation insurance coverage for Consultant.

Consultant agrees that if Consultant or any agent or employee of Consultant operates a motor vehicle in connection with performing the Services, Company shall not be responsible for any liability arising from or damage or loss sustained by, or as a result of, the use of such motor vehicle and that Consultant shall indemnify, defend and hold harmless Company from any and all such claims, liabilities, and damages.

The Company will provide Consultant with a Company email address to assist Consultant in his visibility and recognition as an independent contractor acting CEO for the Company.

CONSULTANT’S REPRESENTATIONS AND NON-COMPETITON

Consultant represents that Consultant has the qualifications and ability to perform the Services in a timely professional and competent manner and that he has the right to lawfully perform such services within the United States without any restriction or prohibition by any third party person, company, governmental or regulatory agency or body. Consultant shall comply with all applicable laws during the Term (and any extension thereof) in performing the Services.

Consultant agrees to perform the Services himself. Consultant may not subcontract any or all of Consultant’s performance of the Services under this Agreement. Consultant currently is not involved with, nor has he previously acted as a CEO representative with respect to, airborne pathogen related products, devices, and technology. Consultant shall not compete with the Company, either directly or indirectly, during the Term (and any extension thereof), and following expiration of the Term (and any extension thereof) for a period of twelve (12) months thereafter, with respect to the offer, sale, promotion, marketing, lobbying, FDA registration and approval, and/or FAA certification or approval of any airborne pathogen reduction, removal, or elimination type of goods or services utilizing, in whole or in part, Ultra Violet light technology, anywhere in the United States to (i) commercial airline customers, commercial airline OEMs, and/or aviation parts manufacturers, or (ii) any other businesses or consumer type, generally similar to that which the Company was pursing, or planning to pursue, and made known to Consultant during the Term (and any extension thereof). Consultant agrees that such twelve (12) month restrictive non-compete period is necessary and reasonable in order to protect the Company’s legitimate business needs and interests. Consultant shall not assign this Agreement, or any of the rights or obligations hereunder. Consultant shall be fully responsible for his competent performance of the Services under this Agreement and all of his negligent and/or breach of Agreement acts and omissions with respect to the Services (if any) and shall hold the Company free and harmless from same.

OWNERSHIP OF WORK PRODUCT

Consultant agrees that all work product created or assisted, in whole or in part, by him while performing Services on behalf of the Company under this Agreement (hereinafter “Work Product”) shall be and are hereby assigned to the Company as the Company’s sole and exclusive property. At the Company’s request, Consultant agrees to assist the Company, at the Company’s sole expense and at a mutually agreeable hourly rate for Consultant, in confirming and/or protecting the Company’s interests in the Work Product. The obligations of concerning Work Product will apply at all times during the Term (and any extension thereof) and will survive upon expiration or termination of this Agreement.

The written, printed, graphic, or electronically recorded materials furnished by the Company or any of its clients, for use by the Consultant are confidential and proprietary information and the sole and exclusive property of the Company and/or its clients.

CONFIDENTIALITY OBLIGATIONS

Consultant will maintain in confidence and will not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any proprietary, confidential and/or business information or know-how belonging to, in possession of, or relating to the Company, whether or not it is in written or permanent form, except to the extent necessary to perform the Services under this Agreement for the sole benefit of the Company’s interests. On termination of Consultant’s services to the Company, or at the request of the Company before termination or expiration of the Agreement, Consultant shall deliver to the Company all material in Consultant’s possession in relation to, derived from, and/ or that otherwise reveals, the Company’s business, including the CleanCo Business, as well as the Company’s organizational structure, customers, suppliers, vendors, contractors, manufacturers, processes, work flows, products, systems, components, devices, technology(s), certifications, approvals, registrations, plans, finances, investors, equity, and/or the Company’s capabilities and capacities. The preceding obligations on Consultant concerning the maintenance and return of Company confidential and/or proprietary information also extend to information belonging to customers and suppliers of the Company about whom Consultant may have gained knowledge as a result of performing the Services. The Consultant’s obligations of confidentiality will apply during the Term (and any extension thereof) and will survive upon expiration or termination of this Agreement, for any reason. The confidentiality provisions of this Agreement are in addition to, and not in lieu of, the terms and conditions of the separate Consultant Confidentiality and Non-Disclosure Agreement entered effective March 1, 2020 by Consultant for the benefit of the Company.

GOVERNING LAW AND VENUE JURISDICTION

This Agreement will be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof.

Each of the parties hereto irrevocably and unconditionally agrees that this Agreement shall be governed by, and interpreted and construed in accordance with the laws of the State of Florida (without regard to conflict of laws principles) for any controversy, claim or action arising out of or related to this Agreement. Moreover, each of the parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Florida sitting in Palm Beach County, Florida and District Courts of the United States of America located in Palm Beach County, Florida, for any controversy, claim or action arising out of or relating to this Agreement; and each of the parties hereto agrees not to commence any claim, controversy, or action relating to this Agreement except in such Florida courts, and the parties hereby each irrevocably and unconditionally waive any right to challenge the jurisdiction or venue of said Florida courts.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE AND COVENANT THAT IT/HE WILL NOT ASSERT ANY RIGHTS TO EITHER (i) TRIAL BY JURY IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DEFENSES BASED UPON THE VENUE, THE INCONVIENCE OR THE FORUM OR THE LACK OF PERSONAL JURISDICTION, IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO EACH OF CONSULTANT AND CLIENT IN ENTERING INTO THIS AGREEMENT.

SEVERABILITY

The provisions of this Agreement are severable. If any provision is found to be unenforceable in whole or in part, it shall be construed or limited in such a way as to make it enforceable, consistent with the manifest intentions of the parties. If such construction or limitation is not possible, then the unenforceable provision shall be stricken, and the remaining provisions of this Agreement shall remain valid and enforceable.

ENTIRE AGREEMENT

This Agreement, and the separate standalone Consultant Confidentiality and Non-Disclosure Agreement dated March 1, 2020, constitutes the entire agreement of the parties with respect to the subject matter(s) hereof and supersedes all other prior and contemporaneous agreements, understandings, and commitments between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended, modified, or waived, by course of dealing or otherwise, unless such amendment, modification, or waiver is set forth in writing referencing this Agreement and executed by each of the Consultant and the Company’s ECB or the Company’s Board of Managers.

SUCCESSORS AND ASSIGNS

This Agreement, by operation of law or otherwise, shall be binding upon and inure to the benefit of the parties hereto (i.e., Consultant and Company), and his/its respective successors and permitted assigns.

Notwithstanding, no assignment of either this Agreement, or Consultant’s obligations under it, is permitted and any such attempt by Consultant shall be void ab initio.

HEADINGS

The headings in this Agreement are for convenience of reference only and shall not alter or otherwise adversely affect the meaning thereof.

COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This Agreement may also be executed by delivery by facsimile or electronic mail of an executed counterpart of this Agreement. The parties hereto agree that the signature of any party transmitted by facsimile or by electronic mail shall have binding effect as though such signature were delivered as an original.

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the Effective Date.

Dated: May 1, 2020		CleanCo Biosciece Group, LLC.

/s/ Amin J. Khoury

	By:	Amin J. Khoury

ITS: Executive Chairman of the Board

Consultant

Dated: May 1, 2020		/s/ Jason DiBona

Jason DiBona